<DESCRIPTI0N>
                                          OMB APPROVAL
                                     OMB Number:  3238-0148
                                     Expires: October 31, 1984
                                     Estimated average burden
                                     hours per response...14.90

                            UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*

              Enron Global Power & Pipelines L.L.C.
                        (Name of Issuer)

               Limited Liability Company Interests
                 (Title of Class of Securities)

                                  29356M100
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement: __ (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               13G
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Enron Corp. I.R.S. Identification No. 47-0255140

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) _____________________________________
     (b) _____________________________________

     N/A

3)   SEC USE ONLY_______________________________________


4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   Number of                SOLE VOTING POWER
                    5)
    Shares                  14,344,986

  Beneficially

    Owned By        6)      SHARED VOTING POWER

     Each                   -0-

   Reporting        7)      SOLE DISPOSITIVE POWER

    Person                  14,344,986

     With           8)      SHARED DISPOSITIVE POWER

                            -0-

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,344,986

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  __

     N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     58.9%

12)  TYPE OF REPORTING PERSON*

     HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               13G
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Enron Holding Company L.L.C.  I.R.S. Identification No. 76-0453936

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) ____________________________________
     (b) ____________________________________

     N/A

3)   SEC USE ONLY______________________________________


4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   Number of             SOLE VOTING POWER
                   5)
     Shares              12,662,593

  Beneficially

  Owned By         6)    SHARED VOTING POWER

     Each                -0-

   Reporting       7)    SOLE DISPOSITIVE POWER

    Person               12,662,593

                              13G
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Enron Equity Corp. I.R.S. Identification No. 76-0381262

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) ____________________________________
           (b) ____________________________________

     N/A

3)   SEC USE ONLY


4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   Number of             SOLE VOTING POWER
                   5)
    Shares               725,332

  Beneficially

    Owned By       6)     SHARED VOTING POWER

     Each                 -0-

   Reporting       7)     SOLE DISPOSITIVE POWER

    Person                725,332

     With          8)     SHARED DISPOSITIVE POWER

                          -0-

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     725,332

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  __

     N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.0%

12)  TYPE OF REPORTING PERSON*

     HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               13G
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Enron International Inc. I.R.S. Identification No. 76-0395191

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) ____________________________________
            (b) ____________________________________

     N/A

3)   SEC USE ONLY_____________________________


4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   Number of             SOLE VOTING POWER
                   5)
     Shares              925,525

  Beneficially

    Owned By       6)    SHARED VOTING POWER

     Each                 -0-

   Reporting       7)     SOLE DISPOSITIVE POWER

    Person                925,525

     With          8)     SHARED DISPOSITIVE POWER

                          -0-

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     925,525

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  __

     N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%

12)  TYPE OF REPORTING PERSON*

     HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              13G
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Enron Development Corp. I.R.S. Identification No. 76-0366259

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) ____________________________________
           (b) ____________________________________

     N/A

3)   SEC USE ONLY_________________________________


4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   Number of             SOLE VOTING POWER
                   5)
     Shares              31,536

  Beneficially

    Owned By       6)    SHARED VOTING POWER

     Each                -0-

   Reporting       7)    SOLE DISPOSITIVE POWER

    Person               31,536

     With          8)    SHARED DISPOSITIVE POWER

                         -0-

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,536

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  __

     N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12)  TYPE OF REPORTING PERSON*
     HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

          Enron Global Power & Pipelines L.L.C.

Item 1(b) Address of Issuer's principal executive offices:

          1400 Smith Street
          Houston, TX 77002

Item 2(a) Name of person filing:

          Enron Corp.

Item 2(b) Address of principal business office or, if none, residence:
          1400 Smith
          Houston, TX 77002

Item 2(c) Citizenship:

          Delaware

Item 2(d) Title of class of securities:

          Limited Liability Company Interests

Item 2(d) CUSIP Number:   29356M100

Item 3    Not Applicable

Item 4    Ownership:

          (a)  Amount beneficially owned:

               14,344,986

          (b)  Percent of class:

               58.9%

          (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote -

                    14,344,986

            (ii) shared power to vote or to direct the vote -
                    0

           (iii) sole power to dispose or to direct the disposition of

                    14,344,986

           (iv)  shared power to dispose or to direct the disposition of

                    0

Items 5-6 Not Applicable


Item 7    Identification  and Classification  of  the  Subsidiary
          Which  Acquired the  Security Being Reported on by  the
          Parent Holding Company:

          See attached exhibit.
Item  8   Identification and Classification of Members of the Group:

          Not Applicable.


Items 9-10 Not Applicable

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                            ENRON CORP.


        7/22/96               By:  PEGGY B. MENCHACA
        Date                  Name:  Peggy B. Menchaca
                              Title: Vice President and Secretary



                              ENRON HOLDING COMPANY L.L.C.


         7/22/96              By:  PEGGY B. MENCHACA
         Date                 Name:  Peggy B. Menchaca
                              Title: Vice President and Secretary